HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL:     HAMP                                FOR IMMEDIATE RELEASE

CONTACT:          CHARLES W. CLAYTON
PHONE:            (864) 231-1211
FACSIMILE:        (864) 225-4421

          HAMPSHIRE GROUP, LIMITED ANNOUNCES SECOND QUARTER RESULTS

Anderson,  South  Carolina,  August 4,  2005....Hampshire  Group,  Limited today announced results for the second quarter and six months ended July 2, 2005. Net sales during the quarter were $38,636,000 compared with $26,252,000 for the same period during the prior year, and net income was $984,000, or $0.12 per diluted share, compared with a net loss of $1,694,000, or $0.21 per diluted share in the second quarter of 2004. The income during the second quarter of 2005 included non-recurring income of $2,755,000 ($4,622,000 less provision for taxes of $1,867,000) relating to a settlement with two former employees of claims by the Company arising in respect to improper payments by a former vendor of the Company to the former employees. The non-recurring income, after provision for income taxes, contributed $0.33 to net income per diluted share during the second quarter of 2005.

During the first six months of 2005, net sales were $96,713,000 compared with $80,649,000 for the same during the prior year, and the net income was $1,732,000 or $0.21 per diluted share compared with a net loss of $1,547,000 or $0.19 per fully diluted share during the first six months of 2004. The non-recurring income, after provision for income taxes, contributed $0.33 to net income per diluted share in the six months ended July 2, 2005.

Continuing the trend of the first quarter, the improved sales are primarily attributable to the related separates business. Because of the seasonality of the sweater business, which accounts for well over sixty percent of the Company's annual sales, results in the first half are not indicative of results for the full year.

Commenting on the results, Ludwig Kuttner, Chairman and Chief Executive Officer, stated, "The sweater business continues to be highly competitive and very difficult. We are pleased to have the increased performance provided by our related separates business, which has helped us report good comparative results for the first six months. We are expecting continued challenges during the balance of the year, particularly in women's sweaters."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.
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           Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.

                              HAMPSHIRE GROUP, LIMITED
                          COMPARATIVE SUMMARY OF EARNINGS
                       (in thousands, except per share data)

                                                    Six Months Ended   Three Months Ended
                                                    July 2,   July 3,   July 2,   July 3,
                                                     2005      2004      2005      2004
                                                     ----      ----      ----      ----
Net sales                                           $96,713  $80,649   $38,636   $26,252
                                                    ================   =================

Loss excluding non-recurring income                 ($1,715) ($2,597)  ($2,963)  ($2,844)
Income tax benefit from loss                            692    1,050     1,192     1,150
                                                    ----------------   -----------------
  Net loss excluding non-recurring income           ($1,023) ($1,547)  ($1,771)  ($1,694)

Non-recurring income                                 $4,622      -      $4,622       -
Income tax provision on non-recurring income         (1,867)     -      (1,867)      -
                                                    -----------------  -----------------
  Net non-recurring income                           $2,755      -      $2,755       -
                                                    -----------------  -----------------

Net Income (Loss)                                    $1,732   $1,547)     $984   ($1,694)
                                                    =================  =================
Basic income per share -
  Net loss excluding non-recurring income            ($0.12)  ($0.19)   ($0.21)   ($0.21)
  Non-recurring income, net of taxes                   0.33      -        0.33       -
                                                    -----------------  -----------------
          Net income (loss)                           $0.21   ($0.19)    $0.12    ($0.21)
                                                    =================  =================
Diluted income per share -
  Net loss excluding non-recurring income            ($0.12)  ($0.19)   ($0.21)   ($0.21)
  Non-recurring income, net of taxes                   0.33      -        0.33       -
                                                    -----------------  -----------------
          Net income (loss)                           $0.21   ($0.19)    $0.12    ($0.21)
                                                    =================  =================

Weighted average number of
   shares outstanding (*)          Basic              8,193    8,154     8,180     8,154
                                                    -----------------  -----------------
                                   Diluted            8,230    8,154     8,210     8,154
                                                    -----------------  -----------------

              (*) Adjusted for two-for-one stock split effective June 28, 2005.